Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Company Contact:	Investor Contact:
Stan Fronczkowski	Brian Korb
Strategic Diagnostics Inc.	The Trout Group
(302) 456-6789	(646) 378-2923
www.sdix.com	bkorb@troutgroup.com

Strategic Diagnostics to Announce Fourth Quarter and Year End Earnings

Will Record Fourth Quarter Non-Cash Charge for Impairment of Intangible Assets and Valuation Allowance against Deferred Tax Assets

NEWARK, Del., February 19, 2009 – Strategic Diagnostics Inc. (NASDAQ: SDIX), today announced that it will host a fourth quarter and year end conference call on February 26, 2009.  The Company also announced that it will record a fourth quarter non-cash after tax charge of $11.5 to $13.0 million for impairment of goodwill ($4 to $4.5 million) and recordation of a valuation allowance against deferred tax  assets ($7.5 to $8.5 million).

The estimated impairment charge is driven by adverse equity market conditions that caused a decrease in current market multiples and the Company’s stock price as of December 31, 2008. The estimated valuation allowance against deferred tax assets is primarily due to uncertainty in overall economic conditions, which may not allow the Company to utilize the deferred tax assets prior to their expiration. The recording of a valuation allowance will not prohibit the Company from utilizing for tax purposes the net operating losses associated with the fully reserved tax assets in the future should its operating results permit it. These estimated charges are subject to finalization, which the Company will complete prior to reporting its financial results on February 26, 2009. These non-cash charges do not impact the Company’s ongoing business operations.

For the fourth quarter of 2008, the Company expects to announce an increase in revenues of approximately 2% and an improvement of approximately $600,000 in income from ongoing operations when compared to the third quarter of 2008.

The Company will release its fourth quarter and year end 2008 earnings at approximately 4:00 p.m. Eastern time on Thursday, February 26, 2009.  The Company has scheduled an investor conference call for 4:30 p.m. ET on the same day.

The dial-in number for the live conference call will be 877-407-8031 (201-689-8031 outside the U.S.).  A live webcast of the conference call will be available on the Company’s website, www.sdix.com, as well as www.vcall.com.  For those who cannot listen to the live broadcast, an audio replay of the call will be available on each of these websites for 90 days.  Telephone replays of the call will be available from 7:30 p.m. ET on February 26, 2009 through 11:59 p.m. on February 27.  To listen to the telephone replay, dial 877-660-6853 (201-612-7415 outside the U.S.) and enter account number 286 and conference ID 312331.

About Strategic Diagnostics Inc.

Strategic Diagnostics Inc. is a leading provider of antibody technology to the Life Science market place.  Additionally the company provides biotechnology-based detection solutions for a broad range of food, water, agricultural, and environmental applications. By applying its core competencies of antibody and assay development, the Company produces unique, sophisticated reagents, reagent systems, antibody design services and bio-detection solutions to customer needs. Customers benefit from the enablement of their research into critical health care challenges of disease understanding, therapeutic development and diagnostic discovery.  Industrial customers benefit with quantifiable “return on investment” by reducing time, labor, and/or material costs. All this is accomplished while increasing accuracy, reliability and actionability of essential test results. The Company is focused on sustaining this competitive advantage by leveraging its expertise in antibody design, immunology, proteomics, bio-luminescence and other bio-reactive technologies to continue its successful customer-focused research and development efforts. Recent innovations in high throughput production of antibodies from genetic antigens will complement the Company’s established leadership in commercial and custom antibody production for the Research, Human/Animal Diagnostics, and Pharmaceutical industries, and position the Company for broader participation in proteomics research and discovery.

This news release contains forward-looking statements reflecting SDI's current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining fourth party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI's public filings with the U.S. Securities and Exchange Commission.